Exhibit 3.1

FOURTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

STONEMOR PARTNERS L.P.

a Delaware limited partnership

THIS FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF STONEMOR PARTNERS L.P., dated as of December 31, 2019 (this “Agreement”), is entered into by and between StoneMor Inc., a Delaware corporation, as general partner (“General Partner”), and the other Persons that are or become Partners in the Partnership or parties hereto as provided herein.

WHEREAS, the General Partner and the other parties thereto entered into that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of September 9, 2008, as amended by Amendment No. 1 to Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of November 3, 2017 (as amended, the “2008 Agreement”); and

WHEREAS, the General Partner and the other parties thereto entered into that certain Third Amended and Restated Agreement of Limited Partnership of the Partnership dated as of June 27, 2019 (the “2019 Agreement”); and

WHEREAS, the General Partner desires to amend and restate the 2019 Agreement in its entirety to provide for a new class of convertible preferred securities and to provide for such other changes as the General Partner has determined are necessary and appropriate in connection with the issuance of such securities and/or do not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

NOW, THEREFORE, the General Partner does hereby amend and restate the 2019 Agreement, pursuant to its authority under Section 13.1 of the 2019 Agreement, to provide, in its entirety, as follows:

ARTICLE I

DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as described in the first sentence of Section 2.5 as amended or restated from time to time.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such act.

“General Partner” means StoneMor Inc., a Delaware corporation.

“Limited Partner” means the Organizational Limited Partner and any other limited partner admitted to the Partnership from time to time.

“Organizational Limited Partner” means Cornerstone Family Services LLC, in its capacity as the organizational limited partner of the Partnership.

“Partner” means the General Partner or any Limited Partner.

“Partnership” means StoneMor Partners L.P., a Delaware limited partnership.

“Percentage Interest” means, with respect to any Partner, the percentage of cash contributed by such Partner to the Partnership as a percentage of all cash contributed by all the Partners to the Partnership.

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Internal Revenue Code of 1986, as amended, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1    Formation. The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the 2019 Agreement in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

2.2    Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name “StoneMor Partners L.P.”.

2.3    Principal Office; Registered Office.

(a) The principal office of the Partnership shall be at 155 Rittenhouse Circle, Bristol, Pennsylvania 19007, or such other place as the General Partner may from time to time designate.

(b) The address of the Partnership’s registered office in the State of Delaware shall be 1209 Orange Street, Wilmington, DE 19801, and the name of the Partnership’s registered agent for service of process at such address shall be The Corporation Trust Company.

2.4    Term. The Partnership shall continue in existence until an election to dissolve the Partnership by the General Partner.

2.5    Organizational Certificate. A Certificate of Limited Partnership of the Partnership has been filed by the General Partner with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall cause to be filed such other certificates or documents as may be required for the formation, operation and qualification of a limited partnership in the State of Delaware and any state in which the Partnership may elect to do business. The General Partner shall thereafter file any necessary amendments to the Certificate of Limited Partnership and any such other certificates and documents and do all things requisite to the maintenance of the Partnership as a limited partnership (or as a partnership in which the Limited Partners have limited liability) under the laws of Delaware and any state or jurisdiction in which the Partnership may elect to do business.

2.6    Partnership Interests; Initial Capital Contributions. The General Partner shall have a non-economic General Partner interest and the Organizational Limited Partner shall have a 100% Limited Partner Percentage Interest. On or about the date hereof, the Organizational Limited Partner contributed to the Partnership $100.00 in cash and the General Partner contributed to the Partnership $0.00 in cash.

ARTICLE III

PURPOSE

The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.

ARTICLE IV

TAX TREATMENT

For U.S. federal income tax purposes, unless or until the Partnership has more than one owner that is separately regarded for U.S. federal income tax purposes, the Partnership shall be considered disregarded as an entity separate from its sole owner pursuant to Treasury Regulations § 301.7701-3(b).

ARTICLE V

MANAGEMENT AND OPERATIONS OF BUSINESS

Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner; the Limited Partner shall not have any power to control or manage the Partnership.

ARTICLE VI

RIGHTS AND OBLIGATIONS OF LIMITED PARTNER

The Limited Partner shall have no liability under this Agreement except as provided in Article IV.

ARTICLE VII

DISSOLUTION AND LIQUIDATION

The Partnership shall be dissolved, and its affairs shall be wound up, as provided in Section 2.4.

ARTICLE VIII

AMENDMENT OF PARTNERSHIP AGREEMENT

The General Partner may amend any provision of this Agreement without the consent of the Limited Partner and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.

ARTICLE IX

GENERAL PROVISIONS

9.1    Addresses and Notices. Any notice to the Partnership, the General Partner or the Limited Partner shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to Section 2.3(a).

9.2    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

9.3    Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

9.4    Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

9.5    Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the General Partner and the Organizational Limited Partner as of the date first set forth above.

GENERAL PARTNER:

STONEMOR INC.

By:	/s/ Joseph M. Redling
Name: Joseph M. Redling Title: President and Chief Executive Officer

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.

STONEMOR INC.

By:	/s/ Joseph M. Redling
Name: Joseph M. Redling Title: President and Chief Executive Officer

SIGNATURE PAGE TO

AGREEMENT OF LIMITED PARTNERSHIP OF

STONEMOR PARTNERS L.P.